Exhibit 99.1

Royal Gold Reports Fourth Quarter Financials and

Record Results for Fiscal Year 2012

•	Fiscal 2012 net income, revenue and Adjusted EBITDA[1] increased 30%, 22%, and 25%, respectively, year-over-year to record levels

•	Financial capacity and flexibility increased by completion of a convertible notes offering and expansion of credit facility

•	Acquisition of gold royalty on Ruby Hill Mine in Nevada

•	Additional interest acquired on Mt. Milligan project

DENVER, COLORADO. AUGUST 9, 2012: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL) today announced record net income attributable to Royal Gold stockholders of $92.5 million, or $1.61 per basic share, on record royalty revenue of $263.1 million for fiscal 2012 (ended June 30). This compares to net income attributable to Royal Gold stockholders for fiscal 2011 of $71.4 million, or $1.29 per basic share, on royalty revenue of $216.5 million.

For the fourth quarter ended June 30, 2012, royalty revenue was $60.1 million, compared with royalty revenue of $59.3 million for the same period in fiscal 2011. The Company reported fourth quarter net income attributable to Royal Gold stockholders of $20.6 million, or $0.35 per basic share, compared with fourth quarter net income of $21.7 million, or $0.39 per basic share for the quarter ended June 30, 2011.

Adjusted EBITDA for fiscal 2012 was a record $237.6 million ($4.15 per basic share), representing 90% of revenue. This compares to Adjusted EBITDA for fiscal 2011 of $190.2 million ($3.45 per basic share), or 88% of revenue. Adjusted EBITDA for the fourth quarter of fiscal 2012 was $54.3 million ($0.91 per basic share), or 90% of revenue, compared to Adjusted EBITDA of $51.6 million ($0.94 per basic share), or 87% of revenue, for the prior year period.

[1]	The Company defines Adjusted EBITDA, a non-GAAP financial measure, as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income from consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses (see Schedule A).

The significant increase in fiscal 2012 financial results was largely driven by a higher average gold price in addition to increased production at Andacollo, Voisey’s Bay, Mulatos and Dolores, and continued ramp up at Peñasquito, Holt, Canadian Malartic and Las Cruces. These increases were partially offset during the period by production declines at Cortez, Robinson and Leeville. The average price of gold in fiscal 2012 was $1,673 per ounce compared with $1,369 per ounce in fiscal 2011, representing a 22% increase.

As of June 30, 2012, the Company had a working capital surplus of $430 million. Current assets were $445.2 million (including $375.5 million in cash and equivalents), compared to current liabilities of $15.2 million, resulting in a current ratio of 29 to 1.

Tony Jensen, President and CEO, commented, “Fiscal 2012 marks the 11th consecutive year of record revenue and cash flow for Royal Gold. Our current financial results were driven by new and increasing production from recently commissioned mines, steady performance from our diversified royalty portfolio, and a continuation of strong metal prices. Revenue from our three producing cornerstone properties increased 31% as Peñasquito and Andacollo approached design capacity and Voisey’s Bay maintained steady state production. On top of this, we realized full-year production from Canadian Malartic, Holt, Las Cruces and Wolverine, further increasing our revenue base. During the fiscal year, we also added three new assets to our portfolio, and strengthened our balance sheet. We remain well positioned for new business opportunities as we move into fiscal 2013.”

RECENT DEVELOPMENTS

Increase in Gold Stream Interest at the Mt. Milligan Project

Royal Gold has agreed to acquire, through its wholly-owned subsidiary RGLD Gold AG, an additional 12.25% of the payable gold produced from the Mt. Milligan copper-gold project, located in British Columbia, from a subsidiary of Thompson Creek Metals Company. Consideration for the new transaction is $200 million and cash payments equal to the lesser of $435 or the prevailing market price for each payable ounce of gold delivered to Royal Gold (the “Delivery Payments”). Combined with the Company’s previous two transactions, Royal Gold will now be entitled to 52.25% of the payable gold produced from Mt. Milligan for total consideration of $781.5 million and the Delivery Payments. To date, Royal Gold has paid $454.6 million to Thompson Creek and will pay $75 million following closing of the new transaction and the remaining $251.9 million in five scheduled quarterly payments commencing on September 1, 2012 and ending on September 1, 2013. The new transaction is subject to the satisfaction of various conditions, including, among other things, Thompson Creek receiving final approval for an amendment to its senior secured revolving credit agreement satisfactory to Royal Gold and approval of the new transaction by the lenders thereunder within 30 days. Thompson Creek is currently in negotiations with its lenders to obtain these approvals.

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Acquisition of 3.0% Net Smelter Return Royalty on Ruby Hill Mine

In May, Royal Gold acquired a 3.0% net smelter return royalty on the Ruby Hill gold mine from International Minerals for $38 million. Ruby Hill is a producing mine located in Nevada and operated by Barrick Gold Corporation. Barrick reported proven and probable reserves, as of December 31, 2011, of 16.8 million tons of ore, at an average grade of 0.058 ounces per ton, containing approximately 978,000 ounces of gold. In addition to reserves, Barrick estimates additional mineralization2 of 107.6 million tons, at a grade of 0.021 ounces per ton.

Expansion and Extension of Revolving Credit Facility

In May, Royal Gold amended and restated its revolving credit facility (the “Revolver”) to provide maximum availability of $350 million, and to extend the maturity date to May 30, 2017. Key modifications to the Revolver included: 1) an increase in the maximum principal balance from $225 million to $350 million; 2) the addition of an accordion feature permitting Royal Gold to increase the availability under the Revolver at any time by up to an aggregate of $50 million, with no amendments or additional fees, upon the satisfaction of certain conditions including obtaining commitments from the banks to participate; and 3) an extension of the final maturity date from February 2014 to May 30, 2017. There are no changes to the commitment fee of 0.50% or the current interest rate on the Revolver of LIBOR plus 1.875%.

Convertible Senior Notes Offering and Repayment of Term Loan

In June, Royal Gold completed an offering of $370 million of 2.875% convertible senior notes due 2019. Net proceeds from the offering were approximately $359 million, after deducting underwriting discounts, commissions and offering expenses. The Company used a portion of the proceeds to repay the outstanding balance of $110.6 million of its term loan facility, with the remaining proceeds reserved for general corporate purposes, including future acquisitions of royalty interests.

PROPERTY HIGHLIGHTS

Highlights at certain of the Company’s principal producing and development properties during the quarter ended June 30, 2012 are listed below:

Producing

Andacollo - Teck reported that production for the quarter increased due to additional mill throughput resulting from mill modifications completed earlier in the year. The operator also indicated that the recently completed pre-crushing plant will be ramped up in the third quarter of calendar 2012 which is expected to further increase plant throughput. Teck stated that it will continue exploration drilling and investigate water sources necessary to support a possible expansion at Andacollo.

[2]	Barrick is a Canadian issuer and reports resources under National Instrument 43-101, Standards of Disclosure for Mineral Projects, of the Canadian Securities Administrators. The mineralization is reported as measured and indicated resources by Barrick, and is in addition to mineral reserves.

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Canadian Malartic – Despite the setback from the fire in the mill in May, Osisko achieved record mill throughput in June and record production for the quarter. Osisko reported that installation of the second cone crusher was completed at the end of July and that this will continue to improve production towards the designed rate of 55,000 tonnes per day.

Cortez – Barrick continued to prioritize production from their higher grade Cortez Hills operations that is not covered by our royalty interest. As a result, production decreased during the period. Royal Gold expects production to remain at these lower levels until Barrick returns to steady state mining at the Pipeline Complex.

Dolores – During the quarter, Pan American announced production guidance of 49,000 to 53,000 ounces of gold and 2.75 to 3.0 million ounces of silver at Dolores for the period April 1 through December 31, 2012. They also reported that their first capital project priority at Dolores is the construction of the new leach pad. As of early June, the earthworks for the leach pad were underway and the engineering design was being finalized. Pan American also reported that they are evaluating the potential to add a milling circuit to the operation and are considering the possibility of developing higher grade resources at depth by underground mining.

Holt – St Andrew Goldfields (“SAS”) reported that production for the second quarter of calendar 2012 was in line with their expectations. SAS also reported that total development for the quarter reached nearly 1,300 feet per month, which was a 16% increase over the previous quarter in total lateral development driven.

Las Cruces – Inmet reported that the plant production exceeded the design capacity of 6,000 tonnes of copper cathode each month during the quarter. Overall recoveries increased to 86% with leach recoveries nearing design levels. For 2012, Inmet continues to expect to produce between 61,700 and 68,600 tonnes of copper cathode, or approximately 90% of design capacity.

Leeville – A portion of the mine production at Leeville was derived from an area outside of our royalty area of interest resulting in a decrease in royalty revenue over the prior period. Another factor in the production decline was the recent repair to the ventilation shaft which is now complete.

Mulatos – Alamos reported that crusher throughput during the second calendar quarter averaged 16,800 tonnes per day, slightly below the annual average budgeted rate of 17,500 tonnes per day. Alamos also reported that, based on production in the first half of the year, they expect that full-year 2012 production will likely be toward the lower end of their guidance range of 200,000 to 220,000 ounces of gold.

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Peñasquito – Goldcorp reported decreased production in the second quarter of calendar 2012 due to lower mill throughput resulting from an inadequate water supply in the month of June. The reduced water supply was a result of prolonged drought conditions in the region. The operator stated that they hold permits for sufficient quantities of water and are currently working to drill additional wells to increase water production. Goldcorp also reported that they expect plant throughput in the second half of calendar 2012 to be affected by the decrease in the water supply and they have reduced their production guidance from 1) 425,000 ounces of gold to between 370,000 and 390,000 ounces; 2) 26.0 million ounces of silver to between 23.0 million to 24.0 million; 3) 180.0 million pounds of lead to between 155.0 million to 160.0 million pounds; and 4) 400.0 million pounds of zinc to between 310.0 million and 325.0 million pounds.

Voisey’s Bay – Revenue was down during the quarter compared to the quarter ended March 30, 2012, due to a 13% decrease in nickel price, a 5% decrease in copper price, and lower nickel and copper concentrate shipments. Variability in Vale’s shipping schedule will continue to be reflected in uneven metal sales quarter-over-quarter.

Development

Mt. Milligan – Thompson Creek reported that, as of June 30, 2012, engineering progress on the Mt. Milligan project was 99% complete, procurement was 94% complete, construction was 51% complete and overall progress was 69% complete. They also stated that Mt. Milligan remains on schedule, with start-up scheduled for the third quarter of calendar 2013 and commencement of commercial production expected in the fourth quarter of calendar 2013.

Pascua-Lama – Barrick reported preliminary results from a detailed cost and schedule review of the Pascua-Lama project which indicated that initial gold production is now expected in mid-2014 instead of mid-2013 with an estimated increase in capital costs from a range of $4.7-$5.0 billion to $7.5-$8.0 billion. Royal Gold is completely vested in its Pascua-Lama royalty interest and is not required to contribute to any capital cost.

Full-year and fourth quarter fiscal 2012 production and revenue for the Company’s principal royalty interests are shown in Tables 1 and 2. For more detailed information about each of our principal royalty properties, please refer to the Company’s most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC’s website located at www.sec.gov, or our website located at www.royalgold.com.

CORPORATE PROFILE

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty and similar production based interests. The Company owns interests on 193 properties on six continents, including interests on 39 producing mines and 26 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

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For further information, please contact:

Karen Gross

Vice President and Corporate Secretary

(303) 575-6504

Note: Management’s conference call reviewing the fourth quarter and year-end results will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and will be available by calling (800) 603-2779 (North America) or (973) 200-3960 (international), access #42042839. The call will be simultaneously broadcast on the Company’s website at www.royalgold.com under the “Presentations” section. A replay of this webcast will be available on the Company’s website approximately two hours after the call ends.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements about the Company’s position in terms of new business opportunities in fiscal 2013; and the operators’ expectation of construction, ramp up, production, mine life and other developments at various mines. Factors that could cause actual results to differ materially from the projections include, among others, precious metals, copper and nickel prices; performance of and production at the Company's royalty properties; decisions and activities of the operators of the Company's royalty properties; unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter; completion of feasibility studies; delays in the operators securing or their inability to secure necessary governmental permits; changes in operators’ project parameters as plans continue to be refined; economic and market conditions; the ability of the various operators to bring projects into production as expected; and other subsequent events; as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

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TABLE 1

Fiscal 2012

Royalty Production and Revenue for Principal Royalty Interests

				FISCAL YEAR ENDED JUNE 30, 2012		FISCAL YEAR ENDED JUNE 30, 2011
PROPERTY	ROYALTY	OPERATOR	METAL	Royalty Revenue ($ Millions)	Reported Production [1]	Royalty Revenue ($ Millions)	Reported Production [1]
Andacollo [2,3]	75% NSR	Teck	Gold	64.08	51,438 oz.	43.60	42,344 oz.
Voisey’s Bay [3]	2.7% NSR	Vale	Nickel Copper	36.03	131.6M lbs. 107.2M lbs.	32.68	112.5M lbs. 67.8M lbs.
Peñasquito [3]	2.0% NSR	Goldcorp	Gold Silver Lead Zinc	28.47	294,518 oz. 21.5M oz. 164.0M lbs. 312.6M lbs.	21.54	206,726 oz. 17.3M oz. 132.9M lbs. 217.0M lbs.
Holt	0.00013 x quarterly average gold price	St Andrew Goldfields	Gold	14.97	41,166 oz.	3.19	11,814 oz.
Mulatos [4]	1.0% to 5.0% NSR	Alamos	Gold	13.79	169,268 oz.	10.15	150,536 oz.
Cortez [5]	GSR1 and GSR2 GSR3 NVR1	Barrick	Gold	13.16	116,672 oz.	17.24	192,162 oz.
Robinson [3]	3.0% NSR	KGHM	Gold Copper	11.69	31,029 oz. 105.3M lbs.	12.38	49,712 oz. 93.7M lbs.
Leeville	1.8% NSR	Newmont	Gold	9.16	305,059 oz.	10.69	443,317 oz.
Canadian Malartic [6]	1.0% to 1.5% NSR	Osisko	Gold	7.13	297,545 oz.	0.80	35,285 oz.
Las Cruces [3]	1.5% NSR	Inmet	Copper	6.45	119.1M lbs.	4.47	74.7M lbs.
Dolores	3.25% NSR 2.0% NSR	Pan American Silver	Gold Silver	5.32	61,203 oz. 3.1M oz.	4.46	59,983 oz. 2.6M oz.
Wolverine [3,7]	0.0% to 9.445% NSR	Yukon Zinc	Gold Silver	2.16	1,296 oz. 1.0M oz.	0.67	905 oz. 258,502 oz.
Other Royalty Properties [8]	-	-	Various	50.64	-	54.60	-
Total Royalty Revenue				263.05		216.47

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TABLE 2

Fourth Quarter Fiscal 2012

Royalty Production and Revenue for Principal Royalty Interests

				QUARTER ENDED JUNE 30, 2012		QUARTER ENDED JUNE 30, 2011
PROPERTY	ROYALTY	OPERATOR	METAL	Royalty Revenue ($ Millions)	Reported Production [1]	Royalty Revenue ($ Millions)	Reported Production [1]
Andacollo [2,3]	75% NSR	Teck	Gold	14.27	11,908 oz.	12.16	10,833 oz.
Peñasquito [3]	2.0% NSR	Goldcorp	Gold Silver Lead Zinc	7.18	90,554 oz. 6.0M oz. 42.2M lbs. 90.8M lbs.	7.04	64,867 oz. 4.9M oz. 41.2M lbs. 60.3M lbs.
Voisey’s Bay [3]	2.7% NSR	Vale	Nickel Copper	6.03	30.6M lbs. 2.9M lbs.	11.00	39.6M lbs. 5.3M lbs.
Holt	0.00013 x quarterly average gold price	St Andrew Goldfields	Gold	3.86	11,469 oz.	1.60	5,402 oz.
Mulatos [4]	1.0% to 5.0% NSR	Alamos	Gold	3.59	46,077 oz.	2.79	37,477 oz.
Robinson [3]	3.0% NSR	KGHM	Gold Copper	3.45	9,191 oz. 32.5M lbs.	2.95	8,213 oz. 22.3M lbs.
Cortez [5]	GSR1 and GSR2 GSR3 NVR1	Barrick	Gold	2.80	26,845 oz.	4.05	35,633 oz.
Las Cruces [3]	1.5% NSR	Inmet	Copper	1.95	37.3M lbs.	1.24	19.2M lbs.
Canadian Malartic [6]	1.0% to 1.5% NSR	Osisko	Gold	1.94	91,734 oz.	0.80	35,285 oz.
Leeville	1.8% NSR	Newmont	Gold	1.03	36,582 oz.	2.01	75,272 oz.
Dolores	3.25% NSR 2.0% NSR	Pan American Silver	Gold Silver	0.88	10,085 oz. 643,972 oz.	1.82	20,772 oz. 1.1M oz.
Wolverine [3,7]	0.0% to 9.445% NSR	Yukon Zinc	Gold Silver	0.48	842 oz. 338,736 oz.	0.57	905 oz. 225,288 oz.
Other Royalty Properties [8]	-	-	Various	12.65	-	11.24	-
Total Royalty Revenue				60.11		59.27

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FOOTNOTES

[1]	Reported production relates to the amount of metal sales that are subject to our royalty interests for the periods ended June 30, 2012 and June 30, 2011, as reported to us by the operators of the mines.
[2]	The royalty rate is 75% until 910,000 payable ounces of gold have been produced – 50% thereafter. There have been approximately 98,000 cumulative payable ounces produced as of June 30, 2012. Gold is produced as a by-product of copper.
[3]	Revenues consist of provisional payments for concentrates produced during the current period and final settlements for prior production periods.
[4]	The Company’s royalty is subject to a 2.0 million ounce cap on gold production. There have been approximately 901,000 ounces of cumulative production, as of June 30, 2012. NSR sliding-scale schedule (price of gold per ounce – royalty rate): $0.00 to $299.99 – 1.0%; $300 to $324.99 – 1.50%; $325 to $349.99 – 2.0%; $350 to $374.99 – 3.0%; $375 to $399.99 – 4.0%; $400 or higher – 5.0%.
5	Royalty percentages: GSR1 and GSR2 – 0.40 to 5.0% (sliding-scale); GSR3 – 0.71%; NVR1 – 0.39%.
[6]	NSR sliding-scale schedule (price of gold per ounce – royalty rate): $0.00 to $350 – 1.0%; above $350 – 1.5%.
[7]	Gold royalty rate is based on the price of silver per ounce. NSR sliding-scale schedule (price of silver per ounce – royalty rate): Below $5.00 – 0.0%; $5.00 to $7.50 – 3.778%; >$7.50 – 9.445%.
[8]	“Other” includes all of the Company’s non-principal producing royalties for the periods ended June 30, 2012 and 2011. Individually, no royalty included within “Other” contributed greater than 5% of our total royalty revenue for any of the periods.

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ROYAL GOLD, INC.

Consolidated Balance Sheets

As of June 30,

(In thousands except share data)

	2012	2011
	(unaudited)
ASSETS
Cash and equivalents	$375,456	$114,155
Royalty receivables	53,946	48,828
Income tax receivable	11,046	-
Prepaid expenses and other current assets	4,760	6,290
Total current assets	445,208	169,273

Royalty interests in mineral properties, net	1,890,988	1,690,439
Available for sale securities	15,015	28,876
Other assets	21,834	14,114
Total assets	$2,373,045	$1,902,702

LIABILITIES
Debt	$-	$15,600
Accounts payable	2,615	2,499
Dividends payable	8,947	6,093
Income tax payable	-	676
Other current liabilities	3,647	3,993
Total current liabilities	15,209	28,861

Debt	293,248	210,500
Net deferred tax liabilities	178,716	152,564
Uncertain tax positions	19,469	18,836
Other long-term liabilities	2,974	4,246
Total liabilities	509,616	415,007

Commitments and contingencies

EQUITY
Preferred stock, $.01 par value, authorized 10,000,000 shares authorized; and 0 shares issued	-	-
Common stock, $.01 par value, 100,000,000 shares authorized; and 58,614,221 and 54,231,787 shares outstanding, respectively	586	543
Exchangeable shares, no par value, 1,806,649 shares issued, less 1,007,823 and 900,584 redeemed shares, respectively	35,156	39,864
Additional paid-in capital	1,656,357	1,319,697
Accumulated other comprehensive (loss) income	(13,763)	54
Accumulated earnings	160,123	100,004
Total Royal Gold stockholders’ equity	1,838,459	1,460,162
Non-controlling interests	24,970	27,533
Total equity	1,863,429	1,487,695
Total liabilities and equity	$2,373,045	$1,902,702

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ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in thousands except share data)

	For The Three Months Ended June 30,
	2012	2011	2010
	(unaudited)
Royalty revenues	$60,109	$59,269	$40,669

Costs and expenses
General and administrative	4,607	5,256	5,956
Production taxes	1,754	2,748	546
Depreciation, depletion and amortization	16,641	16,632	17,612
Severance and acquisition related costs	-	-	243
Total costs and expenses	23,002	24,636	24,357

Operating income	37,107	34,633	16,312

Interest and other income	38	624	4,202
Interest and other expense	(2,766)	(1,652)	(2,079)
Income before income taxes	34,379	33,605	18,435

Income tax expense	(13,413)	(10,334)	(3,558)
Net income	20,966	23,271	14,877
Net income attributable to non-controlling interests	(395)	(1,584)	(4,372)
Net income available to Royal Gold common stockholders	$20,571	$21,687	$10,505

Net income	$20,966	$23,271	$14,877
Adjustments to comprehensive income, net of tax
Unrealized change in market value of available for sale securities	(5,459)	(19)	-
Comprehensive income	15,507	23,252	14,877
Comprehensive income attributable to non-controlling interests	(395)	(1,584)	(4,372)
Comprehensive income attributable to Royal Gold stockholders	$15,112	$21,668	$10,505

Net income per share available to Royal Gold common stockholders:

Basic earnings per share	$0.35	$0.39	$0.21
Basic weighted average shares outstanding	59,411,916	55,107,499	49,103,566
Diluted earnings per share	$0.34	$0.39	$0.21
Diluted weighted average shares outstanding	59,632,426	55,394,656	49,400,526
Cash dividends declared per common share	$0.15	$0.11	$0.09

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ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

For The Years Ended June 30,

(In thousands except share data)

	2012	2011	2010
	(unaudited)
Royalty revenues	$263,054	$216,469	$136,565

Costs and expenses
General and administrative	20,393	21,106	19,470
Production taxes	9,444	9,039	2,863
Depreciation, depletion and amortization	75,001	67,399	53,793
Restructuring on royalty interests in mineral properties	1,328	-	-
Severance and acquisition related costs	-	-	19,404
Total costs and expenses	106,166	97,544	95,530

Operating income	156,888	118,925	41,035

Interest and other income	3,836	5,088	6,360
Interest and other expense	(7,705)	(7,740)	(3,809)
Income before income taxes	153,019	116,273	43,586

Income tax expense	(54,710)	(38,974)	(14,164)
Net income	98,309	77,299	29,422
Net income attributable to non-controlling interests	(5,833)	(5,904)	(7,930)
Net income available to Royal Gold common stockholders	$92,476	$71,395	$21,492

Net income	$98,309	$77,299	$29,422
Adjustments to comprehensive income, net of tax
Unrealized change in market value of available for sale securities	(13,817)	89	45
Comprehensive income	84,492	77,388	29,467
Comprehensive income attributable to non-controlling interests	(5,833)	(5,904)	(7,930)
Comprehensive income attributable to Royal Gold stockholders	$78,659	$71,484	$21,537

Net income per share available to Royal Gold common stockholders:

Basic earnings per share	$1.61	$1.29	$0.49
Basic weighted average shares outstanding	57,220,040	55,053,204	43,640,414
Diluted earnings per share	$1.61	$1.29	$0.49
Diluted weighted average shares outstanding	57,463,850	55,323,410	43,980,817
Cash dividends declared per common share	$0.56	$0.42	$0.34

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ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

For The Years Ended June 30,

(In thousands)

	2012	2011	2010
	(unaudited)
Cash flows from operating activities:
Net income	$98,309	$77,299	$29,422
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation, depletion and amortization	75,001	67,399	53,793
Non-cash employee stock compensation expense	6,507	6,494	7,279
Gain on distribution to non-controlling interest	(3,725)	(3,258)	(5,891)
Restructuring on royalty interests in mineral properties	1,328	-	-
Tax benefit of stock-based compensation exercises	(6,348)	(1,325)	(1,638)
Deferred tax expense (benefit)	1,571	(5,136)	(7,536)
Other	2,117	-	371
Changes in assets and liabilities:
Royalty receivables	(5,118)	(8,465)	(19,055)
Prepaid expenses and other assets	88	2,247	4,035
Accounts payable	530	(930)	(10,742)
Income taxes payable (receivable)	(7,179)	5,527	(2,697)
Other liabilities	(917)	7,105	1,030
Net cash provided by operating activities	$162,164	$146,957	$48,371

Cash flows from investing activities:
Acquisition of royalty interests in mineral properties	(276,683)	(280,009)	(232,996)
Acquisition of International Royalty Corporation, net of cash acquired	-	-	(270,233)
Acquisition of available for sale securities	-	(28,574)	-
Change in restricted cash - compensating balance	-	-	19,250
Proceeds on sale of inventory - restricted	5,514	5,097	3,647
Deferred acquisition costs	(11)	(117)	(120)
Other	(176)	(2,660)	(86)
Net cash used in investing activities	$(271,356)	$(306,263)	$(480,538)

Cash flows from financing activities:
Net proceeds from debt	457,023	18,532	253,407
Repayment of debt	(326,100)	(41,900)	(55,263)
Net proceeds from issuance of common stock	271,536	-	276,839
Common stock dividends	(29,504)	(22,130)	(14,628)
Proceeds from foreign exchange contract	-	-	4,101
Distribution to non-controlling interests	(8,810)	(7,158)	(3,647)
Tax benefit of stock-based compensation exercises	6,348	1,325	1,638
Other	-	(54)	-
Net cash provided by (used in) financing activities	$370,493	$(51,385)	$462,447
Net increase (decrease) in cash and equivalents	261,301	(210,691)	30,280
Cash and equivalents at beginning of period	114,155	324,846	294,566
Cash and equivalents at end of period	$375,456	$114,155	$324,846

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SCHEDULE A

Non-GAAP Financial Measures

The Company computes and discloses Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined by the Company as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses. Other companies may define and calculate this measure differently. Management believes that Adjusted EBITDA is a useful measure of the performance of our royalty portfolio. Adjusted EBITDA identifies the cash generated in a given period that will be available to fund the Company's future operations, growth opportunities, shareholder dividends and to service the Company's debt obligations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. Adjusted EBITDA, as defined, is most directly comparable to net income in the Company's Statements of Operations. Below is the reconciliation to net income:

Royal Gold, Inc.

Adjusted EBITDA Reconciliation

	(Unaudited, in thousands)
	2012	2011	2010

Net income	$20,966	$23,271	$14,877
Depreciation, depletion and amortization	16,641	16,632	17,612
Non-cash employee stock compensation	947	1,484	1,643
Interest and other income	(38)	(624)	(4,202)
Interest and other expense	2,766	1,652	2,079
Income tax expense	13,413	10,334	3,558
Non-controlling interests in operating income of consolidated subsidiaries	(395)	(1,124)	(423)
Adjusted EBITDA	$54,300	$51,625	$35,144

	For The Years Ended
	June 30,
	(Unaudited, in thousands)
	2012	2011	2010

Net income	$98,309	$77,299	$29,422
Depreciation, depletion and amortization	75,001	67,399	53,793
Non-cash employee stock compensation	6,507	6,494	7,279
Restructuring on royalty interests in mineral properties	1,328	-	-
Interest and other income	(3,836)	(5,088)	(6,360)
Interest and other expense	7,705	7,740	3,809
Income tax expense	54,710	38,974	14,164
Non-controlling interests in operating income of consolidated subsidiaries	(2,108)	(2,646)	(2,039)
Adjusted EBITDA	$237,616	$190,172	$100,068

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